Exhibit 10.1

ENHANCED SEVERANCE PAY PLAN FOR

EMPLOYEES OF DOLE FOOD COMPANY, INC.

AND PARTICIPATING DIVISIONS AND

SUBSIDIARIES

Effective September 12, 2012

This Enhanced Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Plan”) is an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is designed to provide payments upon severance as a result of certain material corporate restructuring events to certain employees of Dole Food Company, Inc. and its participating divisions and subsidiaries. The Enhanced Severance Pay Plan is intended, in certain cases, to supplement benefits in the event of approval by Dole’s Board of Directors of a strategic alternative in connection with the Company’s previously announced strategic business review process that may be payable under the Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (“Dole Severance Plan”).

ARTICLE I - TITLES AND DEFINITIONS

1.1 Title.

The Plan shall be known as the “Enhanced Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries.”

1.2 Definitions.

Whenever the following terms are used in the Plan, with the first letter capitalized, they shall have the meanings specified below.

“Administrator” shall mean the Welfare Plan Committee, as described in the Welfare Plan Committee Charter.

“Applicable Period” shall mean the period beginning with the date of the Company’s public announcement of the Board’s approval of a strategic alternative in connection with the Company’s previously announced strategic business review process and ending upon the earlier of (i) the date that is three months after the consummation of such strategic alternative or (ii) the date the Company determines such a strategic alternative will not be pursued.

“Base Compensation” shall mean an Eligible Employee’s annualized gross base salary in effect as of his or her Severance Date excluding any overtime, bonuses or other supplemental compensation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Corporate Compensation and Benefits Committee of the Board of Directors of Dole Food Company, Inc., or its delegate.

“Company” shall mean Dole Food Company, Inc., a Delaware corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, to the extent the Plan is assumed by or assigned to such successor.

“Comparable Position” shall mean, for any Eligible Employee, any position which satisfies the following criteria:

(a) The wages are, in the aggregate, greater than 80% of the Base Compensation enjoyed by the Eligible Employee at the time the position is offered, even if other benefits are materially reduced or eliminated;

(b) The position is at a location which is less than 50 miles farther from the Eligible Employee’s residence than his or her former place of work; and

(c) The position is offered to the Eligible Employee no later than his or her Severance Date.

“Compensation Committee Charter” shall mean the Charter of the Corporate Compensation and Benefits Committee.

“Dole Severance Plan” shall mean the Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries

“Eligible Employee” shall mean an individual who is employed by an Employer and classified by such Employer as a regular, Full-time, exempt or non-exempt salaried employee on its United States payroll. Eligible Employee shall not include any employee who is (i) a non-resident alien receiving no United States source income, or (ii) covered by a collective bargaining agreement (unless eligibility under the Plan has specifically been extended to such employee through the collective bargaining agreement). Except as otherwise provided in a written agreement between the Eligible Employee and the Company, in order to qualify for an Enhanced Severance Pay Benefit, an Eligible Employee must satisfy the eligibility requirements set forth in Article II. Notwithstanding the foregoing, an individual is not an Eligible Employee if he or she is entitled to payments under a written change of control agreement with the Company or any other plan or agreement under which benefits are calculated or paid by reference, in part or whole, to such a written change of control agreement.

“Employer” shall mean the Company and any participating subsidiary or division of the Company listed in Appendix A.

“Employment Commencement Date” shall mean the date on which an Eligible Employee first performs an hour of service for an Employer, except as follows:

(a) If an Eligible Employee first performs an hour of service for an entity prior to the date on which such entity becomes acquired by or affiliated with the Company, the employee’s Employment Commencement Date shall be the date on which such entity becomes acquired by or affiliated with the Company, except in the following cases:

(i) This paragraph (i) shall apply only to employees of Pacific Holding Company and its subsidiaries (“Pacific”). If a Pacific entity became affiliated with the Company prior to December 31, 1983, an Eligible Employee’s Employment Commencement Date will be his or her date of hire with the Pacific entity. If a Pacific entity first became affiliated with the Company on or after January 1, 1984, an Eligible Employee’s Employment Commencement Date will be the later of his or her date of hire with the Pacific entity or the date on which the entity became affiliated with the Company.

(ii) If an Eligible Employee was employed by Dole Fresh Flowers, Inc. on July 1, 1999, his or her Employment Commencement Date will be his or her date of hire with Finesse Farms East, Inc., Finesse Farms West, Inc., Four Farmers, Inc., Columbia Carnations, Inc., Sunburst Farms, Inc. or Sunpetals, Inc., whichever is applicable.

(iii) If an Eligible Employee was employed by Bud Antle, Inc. on February 6, 1978, his or her Employment Commencement Date will be his or her date of hire with Bud Antle, Inc.

(b) Notwithstanding any other provision in this section, including subsection (a) above, if an Eligible Employee has a break in service during which he or she is not employed by an Employer, the Eligible Employee’s most recent date of hire with an Employer shall be the employee’s applicable Employment Commencement Date.

“Enhanced Severance Pay Benefit” shall mean the benefit, if any, payable pursuant to Section 3.1, except as otherwise provided in a written agreement between the Eligible Employee and the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Full-time” shall mean, for any employee, “full-time” status as determined or defined by the employee’s Employer. In the absence of such a determination or definition, “full-time” shall mean working 40 or more hours per week on a regular basis.

“Management Committee” shall mean a committee consisting of the Company’s President & Chief Executive Officer, Executive Vice President, General Counsel and Corporate Secretary and the Senior Vice President, Human Resources and Industrial Relations.

“Plan” shall mean the Enhanced Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries as set forth herein, now in effect or hereafter amended.

“Service” shall mean a period of continuous, salaried employment beginning with an Eligible Employee’s most recent Employment Commencement Date and ending with his or her applicable Severance Date. Notwithstanding the foregoing, Service shall not include (i) periods during which an Eligible Employee was not classified on the payroll records of his or her Employer as a salaried employee, (ii) except to the extent provided in the definition of Employment Commencement Date for employees of Pacific, Dole Fresh Flowers, Inc. and Bud Antle, Inc., service with an Employer prior to its acquisition or other affiliation with the Company, or (iii) service with an Employer after it ceases to be affiliated with the Company. If a continuously employed Eligible Employee changes between his or her applicable Employment Commencement Date and applicable Severance Date from salaried employment to hourly or other employment described in (i) above, and/or from hourly or other employment described in (i) above to salaried employment, his or her Service shall equal the sum of any periods of salaried employment but exclude all periods of other employment.

“Severance Date” shall mean the date that the Eligible Employee has a severance from employment as defined in Code Section 401(k)(2)(B)(i)(I) and Treas. Reg. Section 1.401(k)-1(d)(2).

“Weekly Base Compensation” shall mean the Eligible Employee’s Base Compensation divided by 52.

“Welfare Plan Committee Charter” shall mean the Dole Food Company, Inc. Charter of the Retirement and Welfare Plan Committees and the Investment Committee.

“Year of Service” shall mean a continuous, full year of Service as an Eligible Employee.

1.3 Code Section 409A.

The Plan is not intended to provide for any “deferral of compensation,” as defined in Section 409A of the Internal Revenue Code and authoritative IRS guidance thereunder. Instead, the Plan is intended to fall within the exceptions for “short-term deferrals,” as set forth in Treasury Regulations section 1.409A-1(b)(4), and “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations section 1.409A-1(b)(9)(iii) and it is further intended that Enhanced Severance Pay Benefits shall be payable only upon an Eligible Employee’s “separation from service” under Treasury Regulations section 1.409A-1(h). For purposes of Treasury Regulations section 1.409A-2(b)(2)(iii), the right to each lump sum and salary continuation payment under the Plan shall be treated as the right to a separate payment. The Plan shall be interpreted and administered, to the extent possible, in accordance with these intentions.

ARTICLE II - ELIGIBILITY

2.1 Eligibility Requirements.

(a) An Eligible Employee shall be eligible for an Enhanced Severance Pay Benefit if (i) management of the Eligible Employee’s Employer provides the Eligible Employee during the Applicable Period with a written determination that the Eligible Employee will be involuntarily terminated (which termination may occur either during or after the Applicable Period) in a manner that constitutes a severance from employment as defined in Code Section 401(k)(2)(B)(i)(I) and Treas. Reg. Section 1.401(k)-1(d)(2) (meaning, among other conditions, that there be no prearrangement, expectation or anticipation of rehire or other use of the individual to perform services for any Employer at any time after the termination) as a result of a workforce reduction, elimination of operations, or job elimination, in each case, during the Applicable Period and (ii) the Administrator provides such Eligible Employee during the Applicable Period with a written determination that the Eligible Employee is entitled to an Enhanced Severance Pay Benefit.

(b) Notwithstanding the foregoing, an Eligible Employee shall not be entitled to any Enhanced Severance Pay Benefit if the Eligible Employee:

(i) continues to be employed for any period of time after the scheduled date of his or her involuntary termination, or

(ii) is offered, but does not accept, a Comparable Position

with the Company, any subsidiary or affiliated company, or any entity that acquires part or all of the assets or operations of the Company or any subsidiary or affiliated company, whether by merger, stock or asset transfer, or other means.

(c) Notwithstanding the foregoing, an Eligible Employee shall be entitled to an Enhanced Severance Pay Benefit only if both of the following requirements are satisfied no later than the date that is sixty (60) days after his or her Severance Date:

(i) the employee executes and delivers a valid release, as developed by the Company, of all claims against the Company, any Employer, or any employees, directors, or agents of the Company or any Employer; and

(ii) the release becomes effective and irrevocable in accordance with its terms.

(d) Notwithstanding the foregoing, an Eligible Employee shall not be entitled to an Enhanced Severance Pay Benefit if his or her employment with an Employer is terminated, voluntarily or involuntarily, for any reason other than as set forth in subsection (a) above, including but not limited to retirement, disability, discharge by the Employer with or without cause for reasons other than described in Section 2.1(a), or death. If an Eligible Employee experiences a severance from employment that qualifies him or her for an Enhanced Severance Pay Benefit under Section 2.1(a) and subsequently dies, his or her Enhanced Severance Pay Benefit shall be paid to his or her estate in a lump sum as soon as administratively practicable.

ARTICLE III - BENEFITS PAYABLE UNDER THE PLAN

3.1 Enhanced Severance Pay Benefits Payable Under The Plan.

Enhanced Severance Pay Benefits shall be payable to an Eligible Employee that satisfies the requirements of Article II as follows.

(a) The Enhanced Severance Pay Benefit shall be determined based on the Eligible Employee’s continuous Service with his or her Employer or Employers. The Enhanced Severance Pay Benefit shall be equal to (i) minus (ii) as follows:

(i) 4 weeks of Weekly Base Compensation for each Year of Service;

(ii) Benefits payable to the Eligible Employee under the Dole Severance Plan.

For purposes of this Section 3.1(a), benefits under the Plan and the Dole Severance Plan shall be valued without regard to the timing of the benefit payment. For example, a $1,000 payment scheduled for three months after severance from employment and a $1,000 payment scheduled for twelve months after severance from employment shall both be valued as a $1,000 benefit.

(b) For purposes of computing an Eligible Employee’s Enhanced Severance Pay Benefit, incomplete Years of Service shall be pro-rated at 1.666days per full month of employment completed during such Year of Service. If an employee does not work a full month, he or she will not be given credit for a full month unless he or she works more than 15 calendar days in that month; otherwise, no credit shall be given for incomplete or partial months.

(c) An Eligible Employee who satisfies the requirements of Article II above shall receive at least four weeks’ advance notice of termination. In the event an Eligible Employee receives less than four week’s advance notice of termination, the Eligible Employee shall receive an additional Enhanced Severance Pay Benefit equal to the difference of: (i) four weeks of his or her Weekly Base Compensation; minus (ii) the amount of any Weekly Base Compensation paid for services rendered during such four week period; minus (iii) any Dole Severance Plan benefit payable under Section 3.1(d), or such successor provision, for failure to receive at least two weeks’ advance notice of termination.

(d) Enhanced Severance Pay Benefits payable under the Plan to an Eligible Employee shall be reduced by the amount payable to the Eligible Employee under any United States or foreign statute, law, or regulation which requires a formal notice period, pay in lieu of notice (other than pursuant to subsection (d) above), termination indemnity, severance payments or similar payments, other than unemployment benefits provided in the United States. This reduction shall apply regardless of whether the Eligible Employee’s Dole Severance Plan benefit was similarly reduced.

3.2 Payment of Enhanced Severance Pay Benefits.

(a) An Eligible Employee’s Enhanced Severance Pay Benefit shall be paid in the form of salary continuation payments (and in some cases an additional lump sum payment, to the extent provided below) after the latest of:

(i) his or her termination of employment;

(ii) the date on which he or she can no longer revoke the release executed under Section 2.1(c); or

(iii) the expiration of the Eligible Employee’s salary continuation benefits from the Dole Severance Plan.

(b) Salary continuation payments shall be paid in accordance with the regular payroll practices in increments (i.e., on a bi-weekly, or four week basis) that conform to local practices for similarly situated active employees. The total amount payable as salary continuation under the Plan may not exceed the lesser of (i) the amount payable as salary continuation through the date which is twelve months from the Eligible Employee’s Severance Date; or (ii) the excess, if any, of the amount set forth in Treasury Regulations section 1.409A-1(b)(9)(iii)(A) or any successor thereto over the salary continuation benefits paid pursuant to Section 3.2(b) of the Dole Severance Plan.

(c) The excess (if any) of the Eligible Employee’s total Enhanced Severance Pay Benefit over the amount payable as salary continuation under subsection (b) shall be paid in a single lump sum payment on a date that is no later than two and a half months after the Eligible Employee’s Severance Date.

(d) Salary continuation payments described in subsection (b) shall cease, and any remaining amounts otherwise payable through salary continuation shall be paid in a single, lump sum at the earliest to occur of the following events: (i) the date the Eligible Employee accepts employment with another company; or (ii) the date the Administrator decides, in its sole discretion, to pay the remaining Enhanced Severance Pay Benefit as a single, lump sum.

(e) Interest shall not be payable on any Enhanced Severance Pay Benefit payment.

3.3 Termination of Enhanced Severance Pay Benefits Upon Re-employment.

The payment of Enhanced Severance Pay Benefits to an Eligible Employee will terminate and any remaining benefits will be forfeited in the event that the Eligible Employee is subsequently re-employed by the Company, any subsidiary or affiliated company, or any entity that acquires part or all of the assets or operations of the Company or any subsidiary or affiliated company, whether by merger, stock or asset transfer, or other means, before he or she receives the full Enhanced Severance Pay Benefit to which he or she is entitled under the Plan.

ARTICLE IV - PLAN ADMINISTRATION

4.1 Powers and Duties of the Administrator.

The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA, and shall be the named fiduciary of the Plan to the extent required by ERISA. The Administrator shall enforce the Plan in accordance with its terms, and shall be charged with the general administration of the Plan. In accordance with Section 4.4, the Administrator shall have all powers and duties necessary to accomplish its purposes, including but not limited to those enumerated in the Welfare Plan Committee Charter.

4.2 Transmittal of Information.

In order to enable the Administrator to perform its functions under the Plan, each Employer shall supply full and timely information to the Administrator on all matters relating to the Weekly Base Compensation of Eligible Employees, their employment, retirement, death, or the cause for termination of employment and such other pertinent facts as may be required.

4.3 Compensation, Expenses, Indemnity and Liability.

(a) The Administrator and its delegates shall serve without compensation for their services hereunder.

(b) The Administrator is authorized at the expense of the Company to employ such legal counsel, and make use of clerical or other personnel, as it may deem advisable to assist in the performance of its duties hereunder.

(c) The Company shall indemnify and save harmless the Administrator and others to the extent provided in the Welfare Plan Committee Charter.

4.4 Manner of Administering.

The Administrator shall have the full discretion and the exclusive right to construe and interpret the terms and provisions of the Plan and to carry out its other powers and duties, and to determine any and all questions arising under the plans or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. Benefits shall be paid to an Eligible Employee only if the Administrator determines, in its sole discretion, that such Eligible Employee is entitled to a benefit. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Company and any Eligible Employees, and shall be given the maximum possible deference allowed by law.

4.5 Welfare Plan Committee Charter

Additional administrative provisions appear in the Welfare Plan Committee Charter which is incorporated herein by reference. In the event of a conflict between the terms of the Plan and the terms of the Welfare Plan Committee Charter, the terms of the Plan shall prevail.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 Amendments and Termination.

The Compensation Committee shall have the power to approve, adopt, amend, modify and terminate the Plan as described in the Compensation Committee Charter.

The Management Committee shall have the non-exclusive power, on behalf of the Company, to adopt, amend or terminate the Plan to the extent provided in the Compensation Committee resolutions delegating such authority to the Management Committee as adopted effective August 15, 2012, or in any updated or successor resolutions delegating such authority to the Management Committee.

Any amendment shall be in writing and effective in the manner and at the time therein set forth, and the Company, Employers and all Eligible Employees and others shall be bound thereby.

5.2 Discontinuance or Termination of Plan.

Except as provided in this Section, the Plan may be terminated at any time, for any reason, and without advance notice to Eligible Employees or others. In the event that the Plan is terminated, no Eligible Employee shall have any claim against any of the assets of any Employer. The power to terminate the Plan rests with the Compensation Committee or the Management Committee as set forth in Section 5.1. The Plan will automatically cease to exist after the last Enhanced Severance Pay Benefit is paid out after the Applicable Period.

Notwithstanding the above, during the Applicable Period, the Plan, whether sponsored by the Company or a successor, may not be terminated, or amended in any manner that would reduce or adversely modify the Enhanced Severance Pay Benefits, until all such Enhanced Severance Pay Benefits have been paid out.

5.3 Benefit Claims and Legal Actions

A legal action resulting from the denial of a claim for benefits (and the subsequent appeal thereof) must be filed within 180 days of an adverse decision on appeal (or 180 days following the expiration of the time to file an appeal if no appeal is filed).

ARTICLE VI - MISCELLANEOUS

6.1 Limitation of Eligible Employees’ Rights.

(a) Payments made under the Plan shall not give any employee the right to be retained in the employ of any Employer or any right or interest under the Plan other than as herein provided. Each Employer reserves the right to dismiss any employee without any liability for any claim against such Employer. Inclusion under the Plan will not give any Eligible Employee any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. An Eligible Employee shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Plan from other than the general assets of his or her Employer.

(b) Payments made under the Plan shall not give any employee the right to any benefits provided only to employees retained in the employ of an Employer (e.g., the Company’s health and dental plans). Except as may otherwise be required by law or set forth specifically in such plans or herein, such benefits shall be terminated as of the employee’s Severance Date.

6.2 Unsecured General Creditor.

All Eligible Employees and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of any Employer with respect to benefits payable under the Plan. No assets of any Employer shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of any Employer under the Plan. Each Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. Each Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of all Eligible Employees shall be no greater than those of unsecured general creditors.

6.3 Non-Duplication of Benefits.

Benefits payable under the Plan are in lieu of, and not in addition to, any other severance, separation, change in control or similar type of benefit payable under a severance, separation, change in control or similar plan, policy, agreement or arrangement of the Company or any Employer. Accordingly, notwithstanding any provision of the Plan to the contrary, benefits payable under the Plan will be reduced and forfeited by the amount of benefits payable under any and all such other severance, separation, change in control and similar plans, policies, agreements or arrangements.

For this purpose, benefits under a qualified retirement plan, the Dole Food Company, Inc. Excess Savings Plan, the Dole Food Company Supplemental Executive Retirement Plan, and Dole Food Company, Inc. stock and equity plans shall not be treated in the immediately prior paragraph as “other severance, separation, change in control and similar plans, policies, agreements or arrangements.”

For the avoidance of doubt, the benefits payable under the Plan are reduced under Section 3.1(a) for benefits payable under the Dole Severance Plan but not twice under Section 3.1(a) and this Section 6.3.

In no event will any Eligible Employee receive as salary continuation from all severance, separation, change in control or similar plans, policies, agreements or arrangements, including the Plan, more than one week’s Weekly Base Compensation for any one calendar week of salary continuation.

6.4 Withholding.

There shall be deducted from each payment under the Plan all taxes that are required to be withheld by the Company with respect to such payment. The Company shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount of cash equal to the amount of any contributions that the Eligible Employee has elected to make to any medical, welfare, or retirement plan maintained by the Company in accordance with the terms and provisions of those plans.

6.5 Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Employee shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Employee have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

6.6 Governing Law.

The Plan shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of California; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being a welfare benefit plan within the meaning of Section 3(1) of ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.7 Headings, etc., Not Part of Agreement.

Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.8 Instrument on Counterparts.

The Plan may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

6.9 Reorganization of Company.

Except as provided in this Section, in the event of the dissolution, merger, consolidation, or reorganization of the Company, the Plan shall terminate unless the Plan is continued by a successor company in accordance with a resolution of its board of directors.

Notwithstanding the above, during the Applicable Period, the Plan, may not be terminated, or amended in any manner that would reduce or adversely modify the Enhanced Severance Pay Benefits, until all such Enhanced Severance Pay Benefits have been paid out.

6.10 Correction of Errors.

If the Administrator determines, in its sole discretion, that the Plan has made an overpayment to any individual, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Plan, reducing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator.

If the Administrator determines, in its sole discretion, that the Plan has made an underpayment to any individual, the Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator.

6.11 Claims and Issues.

From time to time, claims or issues may arise that involve the Plan. The resolution, settlement or adjudication of these claims or issues may result in an agreement or order that is not expressly contemplated under the Plan document, including the payment of benefits which differ from the amounts generally payable under the Plan. Any such agreements and orders will be respected to the extent that, as determined in the sole discretion of the Administrator, they do not violate any applicable statute, government regulation or ruling.

6.12 Construction.

As used in the Plan, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officers on the date indicated below.

DOLE FOOD COMPANY, INC.

DATED:

By

Name

Title

DOLE FOOD COMPANY, INC.

DATED:

By

Name

Title

DOLE FOOD COMPANY, INC.

DATED:

By

Name

Title

Appendix A. Participating Employers

A.1 Companies That are Participating Employers

As of the effective date of the Plan, the Company and the following Affiliates of the Company have adopted the Plan and are the participating Employers:

•	The headquarters office of Dole Food Company, Inc.

•	Dole Fresh Fruit Company, Inc.

•	Dole Packaged Foods, LLC

•	Dole Food Company Hawaii, a division of Dole Food Company, Inc.

•	Dole Fresh Vegetables, Inc.

•	Dole Flight Operations, Inc.

•	Sol America

•	Operaciones Tropicales, S.A.